Filed Pursuant to Rule 433

Registration Statement No. 333-196220

Dated April 4, 2016

Exelon Corporation

Pricing Term Sheet

$300,000,000 2.450% Notes Due 2021

Issuer:	Exelon Corporation

Expected Ratings:	—

Principal Amount:	$300,000,000

Security Type:	Notes

Trade Date:	April 4, 2016

Settlement Date:	April 7, 2016 (T+3)

Coupon:	2.450%

Maturity Date:	April 15, 2021

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing October 15, 2016

Benchmark Treasury:	1.25% due March 31, 2021

Benchmark Treasury Yield:	1.205%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	2.455%

Offering Price:	99.976% of Principal Amount

Optional Redemption:	At any time prior to March 15, 2021 (one month prior to the maturity date of the 2021 Notes), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes then outstanding to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes (exclusive of interest accrued to the redemption date) being redeemed to March 15, 2021, at a discount rate of Treasury plus 20 basis points, plus accrued and unpaid interest to the redemption date; and on or after March 15, 2021 (one month prior to the maturity date of the 2021 Notes), at 100% of the principal amount, plus accrued and unpaid interest to the redemption date

CUSIP / ISIN:	30161NAT8 / US30161NAT81

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Scotia Capital (USA) Inc. Credit Suisse Securities (USA) LLC RBC Capital Markets, LLC TD Securities (USA) LLC

Senior Co-Manager:	BNY Mellon Capital Markets, LLC

Co-Managers:	Lebenthal & Co., LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

$750,000,000 3.400% Notes Due 2026

Issuer:	Exelon Corporation

Expected Ratings:	—

Principal Amount:	$750,000,000

Security Type:	Notes

Trade Date:	April 4, 2016

Settlement Date:	April 7, 2016 (T+3)

Coupon:	3.400%

Maturity Date:	April 15, 2026

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing October 15, 2016

Benchmark Treasury:	1.625% due February 15, 2026

Benchmark Treasury Yield:	1.757%

Spread to Benchmark Treasury:	+165 basis points

Yield to Maturity:	3.407%

Offering Price:	99.940% of Principal Amount

Optional Redemption:	At any time prior to January 15, 2026 (three months prior to the maturity date of the 2026 Notes), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes then outstanding to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes (exclusive of interest accrued to the redemption date) being redeemed to January 15, 2026, at a discount rate of Treasury plus 25 basis points, plus accrued and unpaid interest to the redemption date; and on or after January 15, 2026 (three months prior to the maturity date of the 2026 Notes), at 100% of the principal amount, plus accrued and unpaid interest to the redemption date

CUSIP / ISIN:	30161NAU5 / US30161NAU54

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Scotia Capital (USA) Inc. Credit Suisse Securities (USA) LLC RBC Capital Markets, LLC TD Securities (USA) LLC

Senior Co-Manager:	BNY Mellon Capital Markets, LLC

Co-Managers:	Lebenthal & Co., LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

$750,000,000 4.450% Notes Due 2046

Issuer:	Exelon Corporation

Expected Ratings:	—

Principal Amount:	$750,000000

Security Type:	Notes

Trade Date:	April 4, 2016

Settlement Date:	April 7, 2016 (T+3)

Coupon:	4.450%

Maturity Date:	April 15, 2046

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing October 15, 2016

Benchmark Treasury:	3.00% due November 15, 2045

Benchmark Treasury Yield:	2.581%

Spread to Benchmark Treasury:	+190 basis points

Yield to Maturity:	4.481%

Offering Price:	99.490% of Principal Amount

Optional Redemption:	At any time prior to October 15, 2045 (six months prior to the maturity date of the 2046 Notes), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes then outstanding to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes (exclusive of interest accrued to the redemption date) being redeemed to October 15, 2045, at a discount rate of Treasury plus 30 basis points, plus accrued and unpaid interest to the redemption date; and on or after October 15, 2045 (six months prior to the maturity date of the 2046 Notes), at 100% of the principal amount, plus accrued and unpaid interest to the redemption date

CUSIP / ISIN:	30161NAV3 / US30161NAV38

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Scotia Capital (USA) Inc. Credit Suisse Securities (USA) LLC RBC Capital Markets, LLC TD Securities (USA) LLC

Senior Co-Manager:	BNY Mellon Capital Markets, LLC

Co-Managers:	Lebenthal & Co., LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-44533 and Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.